EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Post-Effective Amendment No. 1 to Form S-1 on Form S-3 (File No. 333-282518) of our reports dated July 30, 2025 with respect to the financial statements of Applied Digital Corporation (the “Company”) and the effectiveness of internal control over financial reporting of the Company included in the Annual Report on Form 10-K of the Company for the year ended May 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ CBIZ CPAs P.C.

New York, NY

August 29, 2025